Exhibit: 99.1
NYSE: ONB
www.oldnational.com
FINANCIAL NEWS
July 28, 2005
OLD NATIONAL REPORTS $.31 EARNINGS PER SHARE FROM CONTINUING OPERATIONS FOR THE SECOND QUARTER; REPRESENTS 10.7% INCREASE OVER FIRST-QUARTER RESULTS
Contacts:

Financial Community:	Media:
Lynell J. Walton — (812) 464-1366	Kathy Schoettlin — (812) 465-7269
Vice President — Investor Relations	Asst. Vice President — Public Relations

Second-Quarter vs. First-Quarter Highlights:
— End of period loans increase $99.7 million
— Classified and criticized loans decrease 15.0%
— Noninterest expenses decrease 3.7%
— Significant increase in ROA and ROE
Old National Bancorp (NYSE: ONB) today announced second-quarter earnings from continuing operations of $21.2 million, or $.31 per share. These results represent a 10.7% increase in earnings per share from continuing operations over the $.28 per share earned in the first quarter of 2005. Net income, which includes income from discontinued operations, was $22.9 million for the second quarter, or $.33 per share, significantly ahead of the $18.5 million, or $.27 per share, earned in the first quarter of 2005 and the $11.3 million, or $.16 per share, earned in the second quarter of 2004. Old National took nonrecurring pre-tax charges of $25.1 million related to the ASCEND project during the second quarter of last year.
For the six months ended June 30, 2005, earnings from continuing operations were $40.6 million, or $.59 per share, compared to $28.8 million, or $.41 per share, during the first six months of 2004. Year-to-date net income for 2005 was $41.3 million and represents a 34.2% increase over the $30.8 million earned in the first half of 2004. Earnings per share for the first half of 2005 was $.60 compared to the $.44 earned in the same period last year.
Bob Jones, Old National Bancorp President and CEO noted, “We are pleased with the progress we made against our strategic imperatives during the second quarter. We began to realize meaningful loan growth on the balance sheet. Expenses continue to decline, and our risk profile continues to improve. The foundation has been laid toward building a high-performance organization. Although we realize that we are not to the point of declaring victory, we remain absolutely committed to achieving our goal of consistent quality returns for our shareholders.”
Based on second-quarter net income, both return on average equity and return on average assets showed significant improvement over the first quarter. At June 30, 2005, return on average equity and return on average assets were 13.18% and 1.05%, respectively. This compares to 10.48% and .84% at March 31, 2005, and represents the highest returns in any quarter since the second quarter of 2003.
Total assets at June 30, 2005, were $8.650 billion compared to $8.793 billion at March 31, 2005. The reduction in assets over the last quarter has been a result of the intentional reduction in the investment portfolio. Total shareholders’ equity at June 30, 2005, was $702.2 million compared to $670.6 million at March 31, 2005, and represented a book value of $10.18 per share for the second quarter, compared to $9.76 per share at the end of the first quarter.
Strategic Imperatives
Old National continues to be guided by three strategic imperatives which are critical in establishing the company’s presence as a high-performing financial institution:
1. Strengthen the risk profile.
2. Enhance management discipline.
3. Achieve consistent quality earnings.
What follows is the progress Old National has made in relation to each of these imperatives during the second quarter.
Strengthen the Risk Profile
Chief Risk Officer Appointed
“In following through with the strategic imperative to strengthen our risk profile, we recently announced the hiring of Barbara Murphy as Chief Risk Officer,” stated Bob Jones. “Barbara will be responsible for the development and implementation of a corporate-wide risk management system. Compliance, credit policy, Community Reinvestment Act, loan review and risk management will all be under Barbara’s management. She has worked in the banking industry for 35 years, most recently with Bank One Corporation. We are pleased to have Barbara join the Old National team and are confident she will enhance efforts to strengthen our risk assessment program.”
Credit Quality
The company’s investment in enhanced credit administration and work-out programs continues to result in improved credit quality. Non-performing loans at June 30, 2005, were $49.0 million, down $6.2 million from the $55.2 million at March 31, 2005, and a decrease of $48.6 million from second-quarter 2004 levels. The total portfolio of loans identified by the company as problem credits also continues to decline. Total classified and criticized loans at June 30, 2005, were $264.8 million, down $46.8 million, or 15.0%, from $311.6 million at March 31, 2005.

The provision for loan losses during the second quarter was $6.0 million. The provision was $5.1 million for the first quarter of 2005 and $7.5 million during the second quarter of 2004. Year to date, the provision totaled $11.1 million, down significantly from the $15.0 million recorded during the first half of 2004.
Net charge-offs for the second quarter of 2005 were $11.7 million, compared to $4.5 million in the first quarter. Included in second-quarter charge-offs were $5.3 million of write-downs taken in connection with sales totaling $26.7 million of commercial and commercial real estate loans during the quarter. Net charge-offs for the second quarter represented .93% of average loans on an annualized basis compared to .37% for the first quarter of 2005.
Daryl Moore, Chief Credit Officer, stated, “We continue to see improvement in the overall quality of our loan portfolio and we remain diligent in these work-out efforts. We are pleased with the loan growth experienced during the quarter and are confident that the quality of new loans being funded adheres to our improved strict underwriting standards.”
The reserve for loan losses at June 30, 2005, was $80.6 million compared to $86.3 million at March 31, 2005. As a percentage of total loans, the reserve at June 30, 2005, stood at 1.59% compared to 1.74% at the end of the prior quarter.
Leverage Management Discipline
Capital Management
Jones commented, “Capital management involves improving the return on allocated capital along with the proper deployment of available capital — both of which should provide the greatest return for our shareholders. As identified in a recent press release, we plan to divest all five financial centers located in the Clarksville, Tennessee market. In line with our recent sale of the J.W. Terrill Insurance Agency (Terrill) and the planned sale of Fund Evaluation Group (FEG), we believe these actions to be in the best long-term interest of our shareholder base. It will allow us to concentrate our efforts and resources within our primary footprint of Indiana, Illinois and Kentucky.
“Our recent capital deployment decisions, including the acquisition of the J.W. Flynn Insurance Companies (Flynn) and our investment into higher growth markets, follows these same strategies,” continued Jones. “In Indianapolis, one of the fastest growing markets within our footprint, Flynn allows us to increase our insurance presence. We also plan to open two new financial centers there in the third quarter.
“Our improving capital position has enabled us to be a more active participant in our stock buy-back program this year. For the first half of 2005, we have repurchased 2.3% of actual shares outstanding, over two times what we repurchased in the first half of 2004. We anticipate that by the end of the year, we will have repurchased the entire 5% of shares outstanding that was authorized by the board of directors for 2005.”
Expense Management
Noninterest expenses for the second quarter of 2005 were $63.6 million, down $2.5 million from the $66.1 million incurred during the first quarter of 2005 and the lowest quarter of noninterest expenses in three years. This decline is more significant given the fact that the second quarter included an additional $1.6 million of expenses related to the Flynn operations. Below is a table illustrating the trend of steady decline in expenses over the three quarters indicated:

($ in millions)	4Q04	1Q05	2Q05
Salaries and Employee Benefits	$41.3	$39.0	$38.7
Other Expenses	33.1	27.1	24.9
Total Noninterest Expenses	$74.4	$66.1	$63.6
Achieve Consistent Quality Earnings
Balance Sheet & Funding
Average total loans outstanding for the second quarter of 2005 were $5.006 billion, an increase of $65.5 million from average loans in the first quarter of the year. This represents the first rise in quarterly average loans in the last four quarters. Total loans at June 30, 2005, were $5.072 billion, or $99.7 million higher than at March 31, 2005. This increase is net of the $26.7 million in loan sales discussed above.
Commercial and commercial real estate loans at June 30, 2005, were $3.243 billion. This represents an increase of $80.3 million, or 2.5%, in outstandings from the end of the first quarter. Consumer loan outstandings at June 30, 2005, were $1.231 billion, up slightly from the $1.220 billion at March 31, 2005.
The company continues to reduce its investment portfolio assets in an effort to “right size” the balance sheet in response to the flattening of the yield curve and resulting narrowing spreads. Total investments at June 30, 2005, were $2.657 billion, or 30.7% of total assets. This represents a $321.0 million reduction from the $2.978 billion, or 33.9% of total assets, reported at March 31, 2005. By the end of 2005, the company estimates that the investment portfolio will represent 25% - 30% of total assets.
Total core deposits at June 30, 2005, were $5.945 billion, a reduction of $44.0 million from March 31, 2005, and $28.6 million below June 30, 2004, levels. However, the positive change in the mix of the deposit base continues toward lower-cost demand deposits and transaction accounts from higher-cost time products, as reflected in the table below.

($ in millions)	2Q04	1Q05	2Q05
Noninterest-Bearing Demand Deposits	$784.5	$850.6	$857.1
NOW and Savings Accounts	2,205.2	2,322.3	2,230.1
Money Market Accounts	579.5	620.0	662.6
Other Time	2,404.0	2,195.7	2,194.8
Total Core Deposits	$5,973.2	$5,988.6	$5,944.6

Total wholesale borrowed funds at June 30, 2005, were $1.896 billion, compared to $2.022 billion at the end of the first quarter. This reduction of $126.0 million reflected reduced borrowing needs as a result of the decline in the investment portfolio discussed above.
Net Interest Income
For the second quarter of 2005, net interest income was $62.7 million, down $1.5 million from the first quarter of this year. For the first half of 2005, net interest income was $126.9 million, a $15.5 million reduction from the same period of 2004. The year-over-year decline is mainly attributable to the sale of $405.6 million in residential mortgage loans at the end of the second quarter of 2004.
The net interest margin was 3.20% for the second quarter, a slight decline from the 3.22% for the first quarter of 2005. For the first six months of the year, the margin was 3.21% compared to 3.37% during the first half of last year.
Other Income
Total fees and service charge revenues during the second quarter of 2005 were $37.2 million, a $.9 million increase over the first quarter of 2005. This increase was primarily due to seasonally higher levels of revenue from fees and service charges on deposit accounts. Old National’s initiative in the capital markets sector, including the sales of interest-rate risk management products, bond financing, and foreign exchange, has helped offset the effects from the industry-wide decline in service charge income. Income derived from the sale of capital markets products for the first half of 2005 was $1.5 million, compared to the $.4 million earned during the entire year of 2004.
2005 Outlook
“As I have continued to state — strategic actions implemented today lay the foundation for future growth,” said Jones. “The second quarter began to show evidence of this as we saw quality average loan growth for the first time in four quarters. The risk profile of our company continues to improve. Accountability is becoming a word you hear spoken every day. A management discipline is building around expenses and the most appropriate use of capital. These changes reflect our clear strategy and commitment to consistency in execution, which moves us closer to our goal of consistency in earnings.”
As we look toward the remainder of the year, the sale of Terrill will generate a significant tax expense in the third quarter. This agency was acquired in a tax-free reorganization and will therefore create a tax expense of approximately $9.5 million that will be included in discontinued operations. The sale of FEG is anticipated to occur in the fourth quarter and will also be included in discontinued operations,” continued Jones. “Given the impact of the above mentioned strategic initiatives, we remain comfortable with the current range of analyst estimates based on continuing operations for 2005.
Excluded from the range of expectations is the financial impact from the recently announced sale of our Clarksville financial centers. This transaction is anticipated to close in the fourth quarter and is expected to create a gain, to be determined and recorded as part of continuing operations at the time of the sale.”

With $8.7 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company’s website at www.oldnational.com.

Conference Call
Old National will hold a conference call at 2:30 p.m. Central on Thursday, July 28, 2005, to discuss second-quarter 2005 financial results, discontinued operations, strategic developments and 2005 outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 5:30 p.m. (Central) on July 28 through August 11. To access the replay, dial 1-888-203-1112, confirmation code 2750864.

Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” “anticipates,” and “should,” which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plans, including the divestiture plans and other matters discussed in this news release, credit quality trends and the ability to generate loans, and other factors identified in the company’s form 10-K and other periodic filings with the Securities and Exchange Commission. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	June 30,	March 31,
(FTE) Fully taxable equivalent basis.	2005	2005	Change	% Change
Income Data:
Net Interest Income (FTE)	$62,668	$64,200	$(1,532)	(2.4)%
Fee and Service Charge Revenues	37,154	36,246	908	2.5
Securities Gains (Losses)	1,043	(520)	1,563	N/M
Total Revenue (FTE)	100,865	99,926	939	.9
Provision for Loan Losses	6,000	5,100	900	17.6
Noninterest Expense	63,625	66,077	(2,452)	(3.7)
Income before Taxes and Discontinued Operations	31,240	28,749	2,491	8.7
Provision for Taxes (FTE)	10,031	9,309	722	7.8
Income from Continuing Operations	21,209	19,440	1,769	9.1
Income (Loss) from Discontinued Operations Net of Tax	1,666	(984)	2,650	N/M
Net Income	22,875	18,456	4,419	23.9

Per Share Data: (Diluted) (1) (2)
Net Income from Continuing Operations	.31	.28	.03	10.7
Net Income (Loss) from Discontinued Operations	.02	(.01)	.03	N/M
Net Income	.33	.27	.06	22.2
Average Diluted Shares Outstanding	68,488	68,787	(299)	(.4)
Book Value	10.18	9.76	.42	4.3
Stock Price	21.40	20.30	1.10	5.4

Performance Ratios:
Return on Average Assets	1.05%	.84%	.21%	25.0
Return on Average Equity (3)	13.18	10.48	2.70	25.8
Net Interest Margin (FTE)	3.20	3.22	(.02)	(.6)
Other Expense to Revenue (Efficiency Ratio) (5)	63.08	66.13	(3.05)	(4.6)
Net Charge-offs to Average Loans (4)	.93	.37	.56	151.4
Reserve for Loan Losses to Ending Loans (4)	1.59	1.74	(.15)	(8.6)
Non-Performing Loans to Ending Loans (4)	.97	1.11	(.14)	(12.6)

Balance Sheet:
Average Assets	8,721,000	8,817,207	(96,207)	(1.1)
End of Period Balances:
Assets	8,650,338	8,793,047	(142,709)	(1.6)
Commercial and Commercial Real Estate Loans	3,242,731	3,162,465	80,266	2.5
Consumer Loans	1,231,170	1,219,655	11,515	.9
Residential Real Estate Loans (4)	597,868	589,904	7,964	1.4
Core Deposits (Excluding Brokered CDs)	5,944,561	5,988,562	(44,001)	(.7)
Shareholders’ Equity	702,226	670,589	31,637	4.7

(1)	All share and per-share data have been adjusted for stock dividends.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Based on average shareholders’ equity of $694,109 and $704,713, respectively, for June 30, 2005, and March 31, 2005.

(4)	Includes residential loans held for sale.

(5)	Based on income from continuing operations.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
	June 30
($ in thousands except per-share data)
(FTE) Fully taxable equivalent basis.	2005	2004	Change	% Change
Income Data:
Net Interest Income (FTE)	$62,668	$71,171	$(8,503)	(11.9)%
Fee and Service Charge Revenues	37,154	42,155	(5,001)	(11.9)
Securities Gains (Losses)	1,043	21	1,022	N/M
Total Revenue (FTE)	100,865	113,347	(12,482)	(11.0)
Provision for Loan Losses	6,000	7,500	(1,500)	(20.0)
Noninterest Expense	63,625	91,521	(27,896)	(30.5)
Income before Taxes and Discontinued Operations	31,240	14,326	16,914	118.1
Provision for Taxes (FTE)	10,031	4,111	5,920	144.0
Income from Continuing Operations	21,209	10,215	10,994	107.6
Income (Loss) from Discontinued Operations Net of Tax	1,666	1,068	598	56.0
Net Income	22,875	11,283	11,592	102.7

Per Share Data: (Diluted) (1) (2)
Net Income from Continuing Operations	.31	.14	.17	121.4
Net Income (Loss) from Discontinued Operations	.02	.02	—	—
Net Income	.33	.16	.17	106.3
Average Diluted Shares Outstanding	68,488	70,160	(1,672)	(2.4)
Book Value	10.18	9.68	.50	5.2
Stock Price	21.40	23.65	(2.25)	(9.5)

Performance Ratios:
Return on Average Assets	1.05%	.49%	.56	114.3
Return on Average Equity (3)	13.18	6.34	6.84	107.9
Net Interest Margin (FTE)	3.20	3.38	(.18)	(5.3)
Other Expense to Revenue (Efficiency Ratio) (5)	63.08	80.74	(17.66)	(21.9)
Net Charge-offs to Average Loans (4)	.93	.89	.04	4.5
Reserve for Loan Losses to Ending Loans (4)	1.59	1.85	(.26)	(14.1)
Non-Performing Loans to Ending Loans (4)	.97	1.90	(.93)	(48.9)

Balance Sheet:
Average Assets	8,721,000	9,253,579	(532,579)	(5.8)
End of Period Balances:
Assets	8,650,338	9,041,450	(391,112)	(4.3)
Commercial and Commercial Real Estate Loans	3,242,731	3,377,425	(134,694)	(4.0)
Consumer Loans	1,231,170	1,195,082	36,088	3.0
Residential Real Estate Loans (4)	597,868	561,534	36,334	6.5
Core Deposits (Excluding Brokered CDs)	5,944,561	5,973,196	(28,635)	(.5)
Shareholders’ Equity	702,226	673,298	28,928	4.3

(1)	All share and per-share data have been adjusted for stock dividends.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Based on average shareholders’ equity of $694,109 and $711,780, respectively, for 2005 and 2004.

(4)	Includes residential loans held for sale.

(5)	Based on income from continuing operations

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Six-Months Ended
	June 30
($ in thousands except per-share data)
(FTE) Fully taxable equivalent basis.	2005	2004	Change	% Change
Income Data:
Net Interest Income (FTE)	$126,868	$142,356	$(15,488)	(10.9)%
Fee and Service Charge Revenues	73,400	77,676	(4,276)	(5.5)
Securities Gains (Losses)	523	2,006	(1,483)	(73.9)
Total Revenue (FTE)	200,791	222,038	(21,247)	(9.6)
Provision for Loan Losses	11,100	15,000	(3,900)	(26.0)
Noninterest Expense	129,702	165,369	(35,667)	(21.6)
Income before Taxes and Discontinued Operations	59,989	41,669	18,320	44.0
Provision for Taxes (FTE)	19,340	12,864	6,476	50.3
Income from Continuing Operations	40,649	28,805	11,844	41.1
Income (Loss) from Discontinued Operations Net of Tax	682	1,987	(1,305)	(65.7)
Net Income	41,331	30,792	10,539	34.2

Per Share Data: (Diluted) (1) (2)
Net Income from Continuing Operations	.59	.41	.18	43.9
Net Income (Loss) from Discontinued Operations	.01	.03	(.02)	(66.7)
Net Income	.60	.44	.16	36.4
Average Diluted Shares Outstanding	68,572	69,946	(1,374)	(2.0)
Book Value	10.18	9.68	.50	5.2
Stock Price	21.40	23.65	(2.25)	(9.5)

Performance Ratios:
Return on Average Assets	.94%	.67%	.27	40.3
Return on Average Equity (3)	11.82	8.54	3.28	38.4
Net Interest Margin (FTE)	3.21	3.37	(.16)	(4.7)
Other Expense to Revenue (Efficiency Ratio) (5)	64.60	74.48	(9.88)	(13.3)
Net Charge-offs to Average Loans (4)	.65	.57	.08	14.0
Reserve for Loan Losses to Ending Loans (4)	1.59	1.85	(.26)	(14.1)
Non-Performing Loans to Ending Loans (4)	.97	1.90	(.93)	(48.9)

Balance Sheet:
Average Assets	8,769,104	9,257,359	(488,255)	(5.3)
End of Period Balances:
Assets	8,650,338	9,041,450	(391,112)	(4.3)
Commercial and Commercial Real Estate Loans	3,242,731	3,377,425	(134,694)	(4.0)
Consumer Loans	1,231,170	1,195,082	36,088	3.0
Residential Real Estate Loans (4)	597,868	561,534	36,334	6.5
Core Deposits (Excluding Brokered CDs)	5,944,561	5,973,196	(28,635)	(.5)
Shareholders’ Equity	702,226	673,298	28,928	4.3

(1)	All share and per-share data have been adjusted for stock dividends.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Based on average shareholders’ equity of $699,411 and $721,144, respectively, for 2005 and 2004.

(4)	Includes residential loans held for sale.

(5)	Based on income from continuing operations.